AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment (the “Amendment”) to the Investment Sub-Advisory Agreement dated as of December 19, 2011 (the “Agreement”) between the Versus Capital Advisors LLC

(the “Adviser”) and Security Capital Research & Management Incorporated (the “Sub-Adviser” and, together with the Adviser, the “Parties”) is effective as of January 1, 2019.

WHEREAS:

     Under the Agreement, the Adviser retained the Sub-Adviser to provide investment management services in connection with certain assets of the Versus Capital Multi-Manager Real Estate Income Fund LLC (the “Fund”).

     Exhibit B to the Agreement (the “Fee Letter”) was previously amended effective as of May 28, 2015.

     The Adviser and Sub-Adviser now wish to amend the Agreement further by substituting new Exhibit B to the Agreement as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the continuation of the business relationship between the Parties as set forth in the Agreement, and the mutual promises contained in the Agreement and this Amendment, the Parties agree as follows:

1.	Amendment; Defined Terms.
a)	The Agreement is amended as specified in Section 2 of the Amendment below. Except as so amended, the terms and conditions of the Agreement shall remain in full force and effect.
b)	As of the effective date of this Amendment, any reference to the “Agreement” shall be deemed to refer to the Agreement as amended by this Amendment.
Other capitalized terms used herein but not defined in the preamble to the Amendment shall have the meaning assigned thereto in the Agreement.
2.	Amendment of Exhibit B to the Agreement.
a)	Exhibit B to the Agreement shall be replaced in its entirety by the Exhibit B attached hereto. All references in the Agreement to Exhibit B shall be deemed to refer to Exhibit B attached hereto.

IN WITNESS WHEREOF, each party has caused the Amendment to be executed on its behalf by its duly authorized representative, as of the date first above written.

VERSUS CAPITAL ADVISORS ADVISORS LLC	SECURITY CAPITAL RESEARCH & MANAGEMENT INCORPORATED

By: _/s/ Casey Frazier_____ Name: __Casey Frazier____ Title: __CIO____________	By: _/s/ Anthony R. Manno Jr.__ Anthony R. Manno Jr. Managing Director

EXHIBIT B

FEE LETTER

Effective as of January 1, 2019

This letter constitutes our agreement with respect to the compensation to be paid to Security Capital Research & Management Incorporated (the “Sub-Advisor”) under the terms of this Investment Sub-Advisory Agreement dated December 19, 2011 between Versus Capital Advisors LLC (the “Adviser”) and the Sub-Adviser, as amended from time to time for services provided (the “Agreement”). Pursuant to this Fee Letter and in consideration of the services to be provided under the Agreement the Adviser has been authorized to secure the following annual fees, to be paid by Versus Capital Multi-Manager Real Estate Income Fund (the “Fund”) at the discretion of the Adviser, to be calculated and accrued daily and paid quarterly, in arrears, as set forth below. All fees shall be paid within 30 days of the start of each succeeding calendar quarter.

Sub-Adviser’s annual fee for acting as investment manager for the SC- Liquid Core Portfolio is as follows:

If total Portfolio Assets are less than
$100 million

1.00% on the first $10 million; plus

0.85% on the next $15 million; plus

0.75% on the next $25 million; plus

0.70% on the next $25 million; plus

0.65% on the next $25 million; plus

0.60% on the next $25 million; plus

0.55% thereafter

If total Portfolio Assets are equal to or
greater than$100 million

1.00% on the first $10 million; plus

0.75% on the next $15 million; plus

0.70% on the next $25 million; plus

0.65% on the next $25 million; plus

0.60% on the next $25 million; plus

0.55% on the next $25 million; plus

0.50% thereafter

The above fee shall be calculated on the basis of the average daily net asset value (as defined in the Fund’s prospectus) of the aggregate assets under management in the Portfolio.

Sub-Adviser’s annual fee for acting as investment manager for the Liquidity Portfolio is as follows:

0.75% on invested capital, no fee on cash.